Exhibit 77(I)

Terms of New or Amended Securities

1.         At the July 31, 2008 Board Meeting, the Board of Directors of ING Partners, Inc. (“IPI”) ratified and approved a modification to the distribution plan fee waiver letter for Class T shares of ING Index Solution 2015 Portfolio, ING Index Solution 2025 Portfolio, ING Index Solution 2035 Portfolio, ING Index Solution 2045 Portfolio, and ING Index Solution Income Portfolio which extends the term of the waiver letter through May 1, 2010.

2.         At the November 14, 2008 Board Meeting, the Board of Directors/Trustees of IPI approved the establishment of Service 2 Class shares on behalf of ING American Century Small Mid-Cap Value Portfolio, ING Baron Small Cap Growth Portfolio, ING Baron Asset Portfolio, ING Columbia Small Cap Value II Portfolio, ING JPMorgan Mid Cap Value Portfolio, ING Oppenheimer Global Portfolio, ING PIMCO Total Return Portfolio, ING Templeton Foreign Equity Portfolio, ING T. Rowe Price Growth Equity Portfolio, ING T. Rowe Price Mid Cap Growth Portfolio, ING Van Kampen Equity & Income Portfolio, ING Fidelity VIP Contrafund Portfolio, ING Fidelity VIP Equity-Income Portfolio, ING Fidelity VIP Growth Portfolio, ING Fidelity VIP Mid Cap Portfolio, ING Index Solution 2015 Portfolio, ING Index Solution 2025 Portfolio, ING Index Solution 2035 Portfolio, ING Index Solution 2045 Portfolio, ING Index Solution Income Portfolio, ING Solution 2015 Portfolio, ING Solution 2025 Portfolio, ING Solution 2035 Portfolio, ING Solution 2045 Portfolio, and ING Solution Income Portfolio.